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                                                                  Exhibit 10(c)

                   FIRST AMENDMENT TO RESTATED EMPLOYMENT AGREEMENT


     THIS FIRST AMENDMENT TO RESTATED EMPLOYMENT AGREEMENT (this
"AMENDMENT") effective as of January 13, 1999, by and among Jerell, Inc., a Texas corporation ("EMPLOYER"), Haggar Clothing Co., a Nevada corporation ("HAGGAR") and Edward D. Vierling ("EMPLOYEE"), amends that certain Restated Employment Agreement, effective as of November 1, 1994 (the "RESTATED AGREEMENT"), between Employer and Employee.

                              PRELIMINARY STATEMENTS

     A. Haggar, JI Acquisition, Inc., a Texas corporation and wholly-owned subsidiary of Haggar ("HAGGAR SUB"), Employer and certain shareholders named therein, including Employee, have entered into an Agreement and Plan of Merger, dated as of December 17, 1998 (the "MERGER AGREEMENT"), pursuant to which Haggar Sub will be merged with and into Employer. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

     B. It is a condition to Haggar's obligations to consummate the transactions contemplated in the Merger Agreement that Employer and Employee enter into this Amendment.

     C. Simultaneously with the execution and delivery of this Agreement, the Closing will occur and Employee will receive the amounts payable to Employee specified in the Merger Agreement (the "TRANSACTION CONSIDERATION").

                                     AGREEMENTS

     The parties hereto desire to amend the Restated Agreement as set forth herein. In consideration of the foregoing and the mutual covenants set forth in the Restated Agreement, the Merger Agreement and this Amendment, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

     1. AMENDMENT OF RECITALS. All references to "President and Chief Executive Officer of Employer" in the Recitals of the Restated Agreement are hereby amended and restated to read as "President and Chief Operating Officer of Jerell, Inc."

     2. AMENDMENT OF SECTION 1.1. The reference to "President and Chief Executive Officer of Employer" in Section 1.1 of the Restated Agreement is hereby amended and restated to read as "President and Chief Operating Officer of Jerell, Inc."

     3. AMENDMENT OF SECTION 1.2. The reference to "President and Chief Executive Officer of Employer" in the first sentence of Section 1.2 of the Restated Agreement is hereby amended and restated to read as "President and Chief Operating Officer of Jerell, Inc."

     4. AMENDMENT OF SECTION 2.1. The reference to "$200,000" in the first sentence of Section 2.1 of the Restated Agreement is hereby amended and restated to read as "$250,000."

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     5.   AMENDMENT OF SECTION 2.2.  Section 2.2 of the Restated Agreement
is hereby amended and restated in its entirety to read as follows:

          BONUS. During the term of Employee's employment, Employee will be eligible to receive an annual cash performance bonus (the "ANNUAL BONUS") based the achievement of certain net income performance targets by Employer (weighted at 70%) and Haggar (weighted at 30%) as follows: (A) for Haggar's 1999 fiscal year,
          (i) Employer must meet its net income budget and (ii) there is no minimum income performance requirement for Haggar in order for Employee to receive an Annual Bonus; (B) for Haggar's 2000 fiscal year, (i) Employer must meet its net income budget and (ii) Haggar must make at least 25% of its net income performance target in order for Employee to receive an Annual Bonus and (C) for Haggar's 2001 fiscal year, (i) Employer must meet its net income budget and
          (ii) Haggar must make at least 50% of its net income performance target in order for Employee to receive an Annual Bonus. The base amount of the Annual Bonus will be $150,000. The Annual Bonus will be doubled for any year in which both Haggar's net income is 10% above the net income performance target and Employer's net income is 10% above the net income budget for that year. The net income performance targets for Haggar and the net income budgets for Employer will be established by the Board of Directors of Haggar in its sole discretion; provided, however, that the net income budget for Employer will be based on the projections provided to Haggar by Employer in connection with the Merger. The net income budget for Employer for its 1999 fiscal year is $5 million. Haggar will notify Employee of the Haggar net income performance targets for 1999 fiscal year within 45 days after the Closing Date (as defined in the Merger Agreement) and will notify Employee of the Haggar net income performance targets for 2000 and 2001 fiscal years in accordance with Haggar's customary policies regarding such notification. Whether Employer has met its net income budget or Haggar has met its net income performance target for any period will be determined by Haggar in accordance with its internal accounting practices as consistently applied for prior periods.
          The Annual Bonus, if any, shall be paid within 90 days after the end of Haggar's 1999, 2000 and 2001 fiscal years, respectively.

     6. AMENDMENT OF SECTION 2.3. Section 2.3 of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

          OTHER BENEFITS. Employee shall be eligible to participate in Haggar's benefit plans currently maintained by Haggar on the same terms and conditions as other employees of Haggar.

     7. ADDITION OF SECTION 2.5. A new Section 2.5 shall be added to the Restated Agreement which shall read in its entirety as follows:


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     2.5  EMPLOYMENT ESCROW AMOUNT.  Pursuant to Section 2.07 of the Merger
     Agreement, Employee, Haggar and the Escrow Agent have entered into an Escrow Agreement, pursuant to which a portion of the Option Consideration that would otherwise have been payable to Employee pursuant to the Merger Agreement in an amount equal to $1,500,000 (the "EMPLOYMENT ESCROW AMOUNT") has been deposited with the Escrow Agent to be distributed as follows:

          (a) $500,000 shall be paid to Employee (subject to applicable withholding tax) within two Business Days following each of the first, second and third anniversaries of the Closing Date; provided, however, that Employee must remain a full-time employee of Employer for the entire calendar year prior to a respective anniversary in order to receive such payment, unless Employee's failure to remain a full-time employee results from Employee's death or Disability;

          (b) if Employee's employment is terminated either (i) as a result of Employee's death or Disability or (ii) by Employer for any reason, the remaining portion of the Employment Escrow Amount held by the Escrow Agent, if any, shall be paid in full to Employee (subject to applicable withholding tax); and

          (c) if Employee's employment is terminated by Employee for any reason (other than as a result of Employee's death or Disability), the remaining portion of the Employment Escrow Amount which is held by the Escrow Agent, if any, shall be paid in full to Haggar.

     Haggar, Employer and Employee hereby agree that, notwithstanding any other provision set forth in the Merger Agreement (including Section
     3.04 and Section 3.05 thereof), $1,500,000 of the Option Consideration that would otherwise have been payable to Employee at the Closing pursuant to Section 3.04 of the Merger Agreement and which is being deposited with the Escrow Agent as the Employment Escrow Amount shall not be subject to deduction for any withholding on the date hereof; provided, however, that upon the release of all or any portion of the Employment Escrow Amount to Employee as contemplated in this Section 2.5, Employer and Haggar shall be entitled to deduct and withhold, or cause to be deducted and withheld, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. Upon the occurrence of an event described in this Section 2.5 requiring the distribution of all or any portion of the Employment Escrow Amount to Employee on the one hand, or Employer or Haggar (or any taxing authority) on the other hand, as applicable, Haggar and Employee will deliver to the Escrow Agent joint written instructions requesting distribution of such


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     amount to Employee on the one hand, or Employer or Haggar (or any such taxing authority) on the other hand, as applicable.

     8. ADDITION OF SECTION 2.6. A Section 2.6 shall be added to the Restated Agreement which shall read as follows:

          2.6  LONG-TERM INCENTIVES.

               A. CLOSING OPTIONS. On the Closing Date, Haggar Corp., a Nevada corporation and the sole shareholder of Haggar ("PARENT"), and Employee shall enter into an agreement, using Parent's usual form agreement, pursuant to which Parent will grant Employee an option (the "STOCK OPTION") to purchase 25,000 shares of Parent's common stock, par value $0.10 per share (the "COMMON STOCK") pursuant to Parent's 1992 Long Term Incentive Plan, at an exercise price equal to the closing price per share of the Common Stock on the Nasdaq National Market System on the Closing Date. The Stock Option will vest as follows: 1/3 on January 13, 2000; 1/3 on January 13, 2001 and 1/3 on January 13, 2002;
     provided, however, that the Stock Option shall vest on such dates only if Employee remains a full-time employee of Employer from the Closing Date though such dates of vesting.

               B. ADDITIONAL OPTIONS. Subject to approval by Haggar's Board of Directors and a performance review of Employee, Employee will be eligible to receive annual grants of options to purchase 10,000 to 25,000 shares of parent's Common Stock following each of the first three fiscal years of Parent following the Closing Date.

     9. AMENDMENT OF ARTICLE III. Article III of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

          3.1 NONDISCLOSURE. Employee expressly covenants and agrees that he will not, during his employment with Employer or for a period of two years after the termination of his employment, irrespective of the manner or cause of the termination, directly or indirectly, reveal, divulge, disclose, or communicate to any person, firm, or corporation (other than authorized officers, directors, and employees of Employer, Parent, Haggar or any of their respective subsidiaries), in any manner whatsoever, any Confidential Information (herein defined) of Employer, Parent, Haggar or any of their respective subsidiaries without the prior written consent of a duly authorized officer of Employer.

          3.2 DEFINITION OF "CONFIDENTIAL INFORMATION". As used herein, "Confidential Information" means information of any kind, nature, and description disclosed to, discovered by, or otherwise known by Employee as a direct or indirect consequence of or through his employment with


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          Employer, Parent, Haggar or any of their respective subsidiaries, not generally known in the business in which Employer, Parent, Haggar and their respective subsidiaries are or may become engaged (other than through or as a result of Employee's unauthorized disclosure), about the business, merchandise, processes and services, conducted by or provided by Employer, Parent, Haggar or any of their respective subsidiaries, including, but not limited to, information relating to the research, developments, inventions, product lines, designs, purchasing, finances and financial affairs, marketing, merchandising, clients, customers or persons or concerns likely to become clients or customers, any past or present merchandise or supply sources, or persons or concerns likely to become merchandise or supply sources in the future, system designs, procedure manuals, the prices they obtain or have obtained or at which they sell or have sold services or products, the names of their personnel, automated data programs, reports, personnel procedures, and supply and service resources. Without regard to whether any or all of the foregoing matters would be deemed to be confidential, material, or important, the parties hereto stipulate that, between them, the same are important, material, and confidential and if disclosed would materially affect the successful conduct of the business of the Employer, Parent, Haggar and their respective subsidiaries and their respective goodwill.

          3.3 RETURN OF EMPLOYER INFORMATION. Upon termination of this Agreement or Employee's employment, unless authorized to the contrary in writing by a duly authorized officer of Employer, Employee will surrender to Employer all proprietary information relating to Employer, Parent, Haggar and each of their respective subsidiaries, and their respective businesses, including, but not limited to, Confidential Information, all lists, Rolodex cards, charts, schedules, reports, financial statements, books and records, designs, and all copies thereof, of Employee (regardless of whether such information may have been prepared or complied by Employee) and any and all other property belonging to Employer, Parent, Haggar and their respective subsidiaries. Employee shall have no right to copy or otherwise reproduce any of the items set forth above, which items are the respective sole and exclusive property of either Employer, Parent, Haggar or their respective subsidiaries.

     10. AMENDMENT OF ARTICLE IV. Article IV of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

                                  EMPLOYEE COVENANTS

          As a condition to continued employment and in consideration of the compensation paid to Employee under Paragraph 2.1, the Bonus structure set forth in Paragraph 2.2, the disclosure of Confidential Information and the Transaction Consideration received by Employee, Employee hereby agrees


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          that for a period of 12 months following Employee's termination of employment and for the period extending beyond the 12 months in which Employee is receiving payments provided for hereunder, Employee will not directly or indirectly, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Employee owns less than one percent of any class of outstanding securities), or lending relationship or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for any other person or business entity, without the written consent of Employer:

              (i) compete in any way with Employer, Parent, Haggar or any of their respective subsidiaries anywhere in the United States;

              (ii) hire any employee of Employer, Parent, Haggar or any of their respective subsidiaries or in any way try to influence any employee of Employer, Parent, Haggar or any of their respective subsidiaries to terminate his employment with Employer, Parent, Haggar or any of such subsidiaries; and

              (iii) directly or indirectly request or advise any present or future merchandise resource, supply resource, or service resource of Employer, Parent, Haggar or any of their respective subsidiaries to increase the price of, withdraw, curtail or cancel the furnishing of sales of merchandise, supplies or services to Employer, Parent, Haggar or any such subsidiary.

          Anything in this Article IV to the contrary notwithstanding, the covenant contained in paragraph (i) above shall be applicable only in the event Employee voluntarily terminates employment hereunder or is terminated for "cause" (as defined herein) by Employer.

     11. AMENDMENT OF ARTICLE V. Article V of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

                                SURVIVAL OF COVENANTS

          In the event of termination of this Agreement for any reason, then the covenants contained in Article III and Article IV hereof shall survive the termination of Employee's employment with Employer. Employee agrees that the salary, bonus, participation in the benefit plans of the Employer, access to Confidential Information and the Transaction Consideration received by Employee constitute full and complete compensation to Employee for all Employee's obligations, covenants and services and for all general and specific assignments under this Agreement.


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     12.  AMENDMENT OF SECTION 6.1.  Section 6.1 of the Restated Agreement is
hereby amended and restated in its entirety to read as follows:

          RIGHT TO INJUNCTION. Employee agrees that a violation on his part of any covenant contained in Article III and IV of this Agreement will cause such damage to Employer, Parent, Haggar and their respective subsidiaries as will be irreparable, and for that reason Employee further agrees that Employer, Parent, Haggar and their respective subsidiaries shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of said covenants by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies Employer, Parent, Haggar and their respective subsidiaries may have, including, specifically, recovery of damages. Employee and Employer hereby expressly acknowledge and agree that such covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a court of competent jurisdiction determines that limitations on such covenants and agreements are required.

     13. AMENDMENT OF SECTION 6.3. Section 6.3 of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

          INDEPENDENT COVENANTS. The covenants and agreements contained in Articles III and IV herein shall be construed as covenants or agreements independent of any other provision of this Agreement and the allegation or existence of any claim or cause of action of Employee against Employer, Parent, Haggar or any of their respective subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer, Parent, Haggar or any of their respective subsidiaries, of the covenants contained therein; provided, however, if Employer is in default of any salary or Bonus payments required to be made to Employee hereunder and fails to make such payment 30 days after receipt of written notice of default from Employee, then the covenants contained in Article IV shall not be enforceable against Employee.

     14. AMENDMENT OF SECTION 6.5. Section 6.5 of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

          EMPLOYEE REPRESENTATIONS. Insofar as the covenants set out in Articles III and IV are concerned, Employee specifically acknowledges and agrees as follows: (i) the covenants are reasonable and necessary to protect the goodwill and business interest of Employer, Parent, Haggar and their respective subsidiaries; (ii) the time duration and geographical area limitations of the covenants are reasonable and necessary to protect the goodwill and business interest of Employer, Parent, Haggar and their respective subsidiaries, (iii) the consideration for the covenants is the


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          employment and continued employment of Employee by Employer, the monetary considerations set forth in Article II hereof and the Transaction Consideration received by Employee; (iv) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the goodwill and other business interests of Employer, Parent, Haggar and their respective subsidiaries, and (v) upon termination of employment hereunder for any reason Employee believes he will be able to earn a livelihood without violating the provisions of Articles III and IV.

     15. AMENDMENT OF SECTION 7.1. Section 7.1 of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

          TERM. Except for earlier termination specifically provided for herein, the term of this Agreement shall commence on November 1, 1994, and shall be in force until September 30, 1999, at which time Employee and Haggar or one of its subsidiaries shall negotiate in good faith to enter into a three-year employment contract with economic terms based upon, and consistent with, the letter from Haggar to Employee dated November 18, 1998. Such agreement will be subject to approval by Haggar's Board of Directors, and will supersede all prior agreements relating to Employee's employment with Employer, including the Restated Agreement.

     16. AMENDMENT OF SECTION 7.2. The last two sentences of Section 7.2(A) and the last two sentences of Section 7.2(B) of the Restated Agreement are hereby deleted in their entirety.

     17. AMENDMENT OF SECTION 7.4. Section 7.4 of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

          TERMINATION BY EMPLOYEE. Employee may voluntarily terminate employment hereunder by giving 30 days' advance written notice of such termination to Employer. In the event Employee exercises his right to terminate this Agreement, Employee shall be entitled only to accrued salary to date of termination.

     18. AMENDMENT OF SECTION 8.1. The following mailing address for Haggar shall be added to Section 8.1 of the Restated Agreement:

          Haggar Clothing Co.
          6113 Lemmon Avenue
          Dallas, Texas  75209

     19. AMENDMENT OF SECTION 8.2. Section 8.2 of the Restated Agreement is hereby amended and restated in its entirety to read as follows:


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          This Agreement, as amended, the Merger Agreement and the Escrow
          Agreement contain the entire agreement of the parties hereto with respect to the matters set forth therein and supersede all prior agreements and understandings, oral or written, if any, between the parties hereto. No modification or amendment of the terms, conditions or provisions herein may be made otherwise than by written consent signed by the parties hereto.

     20. GOVERNING LAW. The laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Amendment.

     21. PARTIES BOUND. This Amendment and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer, Haggar and Employee, and their respective heirs, personal representatives, successors and assigns; provided, however, that Employee may not assign any rights or obligations hereunder without the express written consent of Employer.

     22. THIRD-PARTY BENEFICIARIES. Employee hereby acknowledges and agrees that Parent and each of its subsidiaries are intended to be third-party beneficiaries of the provisions of this Amendment and, as such, shall be entitled to rely upon and enforce this Amendment to the same extent as if they are a signatory hereto.

     23. COUNTERPARTS. This Amendment may be signed in any number of counterparts, each executed counterpart constituting an original but all together constituting only one instrument.

     24. HEADINGS. The section headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

     25. EFFECT OF AMENDMENT. Except as amended hereby, the terms and provisions of the Restated Agreement shall remain in full force and effect and are hereby in all respects ratified and confirmed by the parties hereto.


       [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]


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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date first above written.

                                       EMPLOYER:

                                       JERELL, INC.


                                       By: /s/ Norman L. Spencer
                                          ------------------------------------
                                       Name:   Norman L. Spencer
                                            ----------------------------------
                                       Title:  Secretary
                                             ---------------------------------

                                       HAGGAR:

                                       HAGGAR CLOTHING CO.


                                       By: /s/ Frank D. Bracken
                                          ------------------------------------
                                       Name:   Frank D. Bracken
                                            ----------------------------------
                                       Title:  President & COO
                                             ---------------------------------


                                       EMPLOYEE:



                                       /s/ Edward D. Vierling
                                       ---------------------------------------
                                       EDWARD D. VIERLING


         [SIGNATURE PAGE TO FIRST AMENDMENT TO RESTATED EMPLOYMENT AGREEMENT]